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                                                                      Exhibit 99

Thursday March 7, 4:05 pm Eastern Time

Press Release

SOURCE: Pericom Semiconductor Corporation

Pericom Semiconductor Adopts Shareholder Rights

Plan

SAN JOSE, Calif., March 7 /PRNewswire-FirstCall/ -- The Board of Directors of Pericom Semiconductor Corporation (Nasdaq: PSEM - news) announced today that it
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has adopted a Shareholder Rights Plan and declared a dividend distribution of one right for each outstanding share of the Company's common stock. The record date for the distribution is March 21, 2002. The plan is designed to protect the long-term value of the company for its shareholders during any future unsolicited acquisition attempt. Adoption of the plan was not made in response to any specific attempt to acquire Pericom or its shares and the company is not aware of any current efforts to do so.

These rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 15% of Pericom's outstanding common stock by a person or group. After a person or group acquires 15% or more of the outstanding common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the outstanding common stock, the rights will become exercisable by persons other than the acquiring person, unless the Board of Directors has approved the transaction in advance. Each right entitles the holder, other than an acquiring person, to acquire shares of Pericom's common stock (or, in the event that there are insufficient authorized common stock shares, substitute consideration such as cash, property, or other securities of the Company, such as Preferred Stock) at a 50% discount to the then prevailing market price. Prior to the acquisition by a person or group of 15% or more of the outstanding common

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stock, the rights are redeemable for $0.001 per right at the option of the Board of Directors. The rights will expire on March 6, 2012. Details of the plan are outlined more fully in a letter that will be mailed to Pericom's shareholders as of the record date as well as in Pericom's filings with the Securities and Exchange Commission.

Alex Hui, President and Chief Executive Officer, stated that, "The adoption of the Shareholder Rights Plan is part of an ongoing effort by the Board to protect and maximize the value of the shareholders' investment in the Company and to give them the optimum opportunity to participate in the long-term value of the Company. The Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are focused on building value for our shareholders, and our intent is to continue our strategy. The purpose of the Shareholder Rights Plan is to enable the Company to continue moving forward with these plans without being subject to the distraction caused by tactics which may not maximize value for all of our shareholders."

Pericom Semiconductor Corporation designs, develops, and markets high-performance interface integrated circuits (ICs) for the transfer, routing, and timing of high-speed digital and analog signals within and between computer, networking, and multimedia systems. The company's high-performance interface ICs are essential for the full utilization of the speed and bandwidth built into today's advanced microprocessors, memory ICs, LANs, and WANs. The company offers more than 650 products in its SiliconInterface, SiliconSwitch, SiliconClock, and SiliconConnect families, providing customers a wide array of interface IC solutions. Company headquarters are located in San Jose, California, and its products are distributed worldwide. Visit www.pericom.com/partners for a full
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list of Pericom's partners. Email: nolimits@pericom.com. Web site:
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http://www.pericom.com.
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This press release contains forward looking statements as defined under The
Securities Litigation Reform Act of 1995 and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

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Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth or incorporated by reference into our annual 10-K for the year ended June 30, 2001 and our quarterly reports on Form 10-Q for the quarters ended September 30, 2001 and December 31, 2001.

SOURCE: Pericom Semiconductor Corporation